EXHIBIT 99.1

ADMINISTRATOR COMPLIANCE CERTIFICATE

CIT Education Loan Trust 2005-1 c/o Chase Bank USA, National Association 500 Stanton Christiana Road, FL3/OPS4 Newark, Delaware 19713	The Bank of New York, as Eligible Lender Trustee c/o The Bank of New York Trust Company, N.A. 10161 Centurion Parkway Jacksonville, FL 32256

The Bank of New York, as Indenture Trustee

c/o BNY Midwest Trust Company

2 North LaSalle Street, Suite 1020

Chicago,	IL 60602

Pursuant to Section 16 of the Administration Agreement dated as of June 1, 2005 (the “Administration Agreement”) between CIT Education Loan Trust 2005-1 and Education Lending Services, Inc. (the “Administrator”), the undersigned hereby certifies that (i) a review of the activities of the Administrator for the period from June 1, 2005 through December 31, 2005 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such period.

March 28, 2006	/s/ Perry D. Moore
Perry D. Moore
Executive V.P. and CFO
Education Lending Services, Inc.